Exhibit 4.11

CERTAIN INFORMATION IN THIS EXHIBIT, MARKED BY [****], HAS BEEN EXCLUDED. SUCH EXCLUDED INFORMATION IS NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

CERTAIN PERSONAL INFORMATION IN THIS EXHIBIT, MARKED BY [XXXXX] HAS BEEN EXCLUDED.

SERVICE PROVISION AGREEMENT

By this Service Provision Agreement ("Agreement") to which are parties:

(I) ZENVIA MOBILE SERVIÇOS DIGITAIS S.A., a company headquartered at Avenida Paulista, No. 2300, 18th floor, - São Paulo/SP, enrolled with Corporate Taxpayer Registration Number 14.096.190/0001-05, hereby represented according to its bylaws, hereinafter referred to as COMPANY; and

(II) CLARO S.A., a company headquartered in the city of São Paulo, State of São Paulo, at Rua Henri Dunant, 780, Towers A and B, Santo Amaro, district of Santo Amaro, Zip Code: 04.709-110, enrolled with Corporate Taxpayer Registration Number 40.432.544/0001-47, hereby represented according to its articles of association, hereinafter referred to as CLARO or SERVICE PROVIDER.

Both parties also jointly referred to as "Parties" or, individually, "Party".

The Parties above qualified hereby agree to enter into this Agreement, subject to the following clauses and conditions:

CLAUSE ONE - DEFINITIONS

1.1 The expressions described below, when used in this Agreement, shall have the following meanings:

A2P: Application to Person means the delivery of SMS from an application to one or several mobile devices. Application is understood as an access page to a bulk SMS delivery platform.

CONFIDENTIAL INFORMATION: (i) all information exchanged between the Parties, whether verbally or in writing; (ii) information regarding each Party's business and technical information, including, but not limited to, information related to each Party's product plans, customers, designs, costs, prices and product names, finances, marketing plans, business opportunities, staffing, research, development or technical expertise, product performance indicators; and (iii) the provisions, terms and conditions of this Agreement.

INTERESTED PARTY: legal entity interested in receiving qualitative intelligence reports resulting from the technical evaluation of the reporting of messages addressed to a specific group of people ("RECEIVERS").

L.A: acronym for Large Account. It is the exclusive digital gateway, identified by a numerical code, hereinafter made available by CLARO to the COMPANY, allowing the INTERESTED PARTY to carry out communication actions to the RECEIVERS by sending and/or receiving SMS. The L.A. is a CLARO resource that is duly linked to the valid IMSI (International Mobile Access Identification Code) of the service provider;

MT SMS ("Mobile Terminated Short Messages"): denomination of all messages sent from the COMPANY to the RECIPIENTS, whose technical data on will serve as input for the generation of qualitative and intelligence reports generated by CLARO for the provision of services to the COMPANY.

MO SMS ("Mobile Originated Short Messages"): denomination of all messages sent by the RECEIVERS to the COMPANY, whose technical data on will serve as input for the generation of qualitative and intelligence reports generated by CLARO for rendering services to the COMPANY.

P2A: Person to Application, sending SMS from a mobile device to an application. Application is understood to mean an access page to a bulk SMS delivery platform, the technical data on which will serve as input for generating qualitative and intelligence reports generated by CLARO for providing the services to the COMPANY.

SHORT NUMBER(S): numeric code used for the identification of a Large Account.

SMS: acronym for Short Message Service, provided by CLARO, which consists in sending short text messages with text/character limitation.

PLATFORM: webpage provided by CLARO that allows the COMPANY, through access using personal login and password, to have access to the intelligence of the services and qualitative reports issued by CLARO to the COMPANY according to previously established parameters.

CLAUSE TWO - OBJECT

2.1 The object of this instrument is the provision by CLARO to the COMPANY of the following services:

i) Short Message Service (SMS), which corresponds to a modality of Telecommunication Services, according to the scope described in Clause Three of the present instrument;

ii) Business Intelligence, which consists of the qualitative management of intelligence resulting from the technical evaluation of the reporting of messages, according to the scope described in Clause Four of this instrument.

2.2 The COMPANY hereby acknowledges and declares that CLARO has no responsibility with respect to the content or the possibility of content modification of SMS messages.

CLAUSE THREE - PROVISION OF TELECOMMUNICATION SERVICE

3.1 CLARO will provide Telecommunication Service consisting of sending SMS (MO SMS and/or MT SMS) that meet the requirements set forth in this instrument and its attachments, allowing the COMPANY to carry out communication actions directed to the RECEIVERS.

3.1.1 For the provision of the Telecommunication Service which is the object of this instrument, CLARO will temporarily make available to the COMPANY, L.A(s) band(s) already contemplated in the consideration agreed between the parties.

3.1.2 The LA(s) bands made available are property of CLARO and may, upon reasoned request from the INTERESTED PARTY that use certain LA, be transferred for use by another integrator in the event the INTERESTED PARTY chooses to no longer use the services provided by the COMPANY.

3.1.3 At CLARO's discretion, CLARO may charge a monthly payment on L.A. to be included in this Agreement, upon notice of at least 30 (thirty) days, for requests after the initial contracting.

3.1.4 The COMPANY shall inform the INTERESTED PARTIES that the SMS to be transmitted from the INTERRSTED PARTIES to the RECEIVERS shall have a maximum of 160 (one hundred and sixty) characters, where 10 (ten) of these characters will be reserved as label (identification of the sender of the SMS). On the other hand, the messages transmitted from the RECEIVERS to the INTERESTED PARTIES may have a maximum of 150 (one hundred and fifty) characters.

3.2 The COMPANY shall inform the INTERESTED PARTIES that the RECEIVERS who have their cell phone (i) turned off, (ii) outside of the area of authorization of CLARO and/or (iii) outside of the coverage area, may not receive the SMS with the communication actions sent by the INTERESTED PARTIES.

3.2.1 In these cases, the storage of the SMS in the CLARO system will be carried out for a maximum period of 24 (twenty-four) hours after the first attempt of transmission, and it is certain that a minimum of 10 (ten) retransmission attempts of the SMS will be made within this period.

3.2.2 During this period, if the mobile device of the RECEIVER becomes available within the area of authorization and coverage of CLARO, the SMS can be retransmitted and consequently viewed by the RECEIVERS.

3.2.3 In the event that, for any reason, the SMS cannot be delivered within 24 (twenty-four) hours from the first attempt of transmission, CLARO will not be able to guarantee its receipt by the RECEIVERS, and will not be subject to any liability arising therefrom.

3.3 As consideration for the Telecommunication Service, the COMPANY shall pay CLARO the amounts described below, according to the message plan chosen by the COMPANY:

3.3.1 In the period between [***] and [***] for contracting a monthly volume of [***] messages, the COMPANY shall pay CLARO the monthly amount of BRL [***] and BRL [***] for each additional message sent.

3.3.2 In the period between [***] and [***], for contracting a monthly volume of [***] messages, the COMPANY shall pay CLARO a monthly amount of BRL [***] and BRL [***] for each additional message sent.

3.3.3 As of [***], for contracting a monthly volume of [***] messages, the COMPANY shall pay CLARO a monthly amount of BRL [***] and BRL [***] for each additional message sent.

3.4. The following attachments are an integral part of this Agreement, which entire content the Parties declare to have knowledge of:

Annex I - Price Table and Commercial Conditions

Annex II - Personal Mobile Service Rendering Agreement.

3.4.1 In case of conflict between the provisions of this Agreement and Annexes I and II, this Agreement shall prevail.

CLAUSE FOUR - BUSINESS INTELLIGENCE SERVICE PROVISION

4.1. CLARO will provide the "Business Intelligence" service, which consists in the qualitative management of intelligence reports resulting from the technical evaluation of the reporting of messages, which will be provided through the elaboration and availability of (DELIVERY REPORTS through files with extension .xml in the POST method), which corresponds to the verification check of active lines; (STATUS REPORTS through files with extension.xml in the POST method) which corresponds to the control and balancing of traffic and control of the use of alphanumeric code that allows the inclusion of characters that represent its brand (Alphasender) for SMS (MT) and L.A. band(s), which will allow the COMPANY to carry out communication actions directed to the RECEIVERS, through the transmission of SMS (MO SMS and/or MT SMS), which fulfill the requirements stipulated below.

4.1.1 The Business Intelligence Service covers the management of A2P SMS traveling on Claro's network. It does not cover A2P and P2A International SMS management (generated and/or sent from any country other than Brazil and destined to the user in Brazil).

4.2 The Business Intelligence service will be provided by CLARO remotely, through its electronic platform installed in its Data Centers located in the city of Campinas, where the required infrastructure for the provision of services is located.

4.3 As consideration for the provision of Business Intelligence, the COMPANY shall pay to CLARO the amounts described below, according to the chosen plan:

4.3.1 In the period between [***] and [***], for the contracting of a monthly volume of qualitative intelligence management of [***] messages, the COMPANY shall pay CLARO the monthly amount of BRL [***].

4.3.2 In the period between [***] and [***], for contracting a monthly volume of qualitative intelligence management of [***] messages, the COMPANY will pay CLARO a monthly amount of BRL [***].

4.3.3 As of [***] for contracting a monthly volume of qualitative intelligence management of [***] messages, the COMPANY will pay CLARO a monthly amount of BRL [***].

4.4 . As a result of the composition reached in the administrative claim no. 53500.036288/202-38 filed with ANATEL, CLARO offers commercial discounts which will be applied on the total monthly amounts to be paid by the COMPANY, as shown in Annex I - Price Table and Commercial Conditions.

CLAUSE FIVE – PAYMENT METHOD

5.1 CLARO will charge the COMPANY through the emission of a corresponding bill issued by a financial entity and the respective invoices, which shall be paid complying with the procedures and deadlines already practiced between the parties at the moment of this contracting, assuring that the respective charges will be sent with enough advance time for payment. The invoices will be segregated according to the nature of the Telecommunications and Business Intelligence operation. The delay in payment by the COMPANY implies the incidence of default interest of [***] per month or fraction of a month, plus a non-compensatory fine of [***] on the restated value of the debt. For delays longer than [***] days, the debt will be monetarily restated, based on the variation of the [***] index, or any other index that may replace it occurred in the period, in addition to the penalties mentioned above. The Parties agree that the first readjustment will occur as of [***] by applying the accumulated variation of the [***] index of the 12 (twelve) months prior to the readjustment.

5.2 In the event of delay in payment in excess of 30 (thirty) days, the provision of service may be suspended, at the sole discretion of CLARO, regardless of any prior notice or communication, until any and all debts for which the COMPANY is responsible have been settled.

5.3 Each party shall be responsible for the payment of all taxes which are levied or come to be levied on the activities inherent to the execution of the object of the agreement, and the other party shall not have any obligation with respect to the same, except in relation to the obligations which fulfillment, by legal imposition, is the responsibility of the other Party.

5.4 Any taxes or legal charges created, altered or extinct, directly incident on the subject matter of this Agreement and other documents it, when occurred after the date of execution of the Agreement, of proven direct impact on the contracted prices, may result in the revision of these for more or for less, as the case may be, by means of execution of additional term.

CLAUSE SIX - OBLIGATIONS OF THE PARTIES AS TO TELECOMMUNICATIONS SERVICE

6.1 The COMPANY shall have the following obligations with respect to the Telecommunications Service, among others set forth in this instrument:

6.1.1 The SERVICE PROVIDER shall provide the security of the SMS content transmitted by the INTERESTED PARTY while they are waiting for the retransmission period, as defined in item 3.2. above;

6.1.2 Store the record that identifies the transmission of SMS; in compliance with the confidentiality of communications provided for in applicable legislation and the General Data Protection Act.

6.1.3 Perform, together with CLARO, all the tests necessary for the implementation of the SMS transmission services from the COMPANY to the INTERESTED PARTIES and from the INTERESTED PARTIES to the COMPANY;

6.1.4 Do not transmit SMS to the RECEIVER who, supported by the right that is guaranteed to him/her/it by law, regulation or court decision, has requested CLARO that he/she/it no longer wishes to receive the communication actions of the INTERESTED PARTIES, in compliance with the CLARO’s obligation in item 6.5.3 below;

6.1.4.1 In the event of non-compliance with the obligation set forth in section 6.1.4 above, CLARO will block the messages from the COMPANY, such blocking not being restricted to a specific RECEIVER, but shall apply to all RECEIVERS.

6.1.5. In the terms of item 6.1.4 above, interrupt, within 24 (twenty-four) hours, the traffic of messages to the RECEIVERS who request its cancellation and communicate to CLARO the cancellation in question;

6.1.6 Inform CLARO, at least 72 (seventy-two) hours in advance, of any technological update or change in its systems which may impact the service;

6.1.7 Providing the INTERESTED PARTIES with all the necessary service and information in case of problems, complaints or changes in the service conditions, through the Customer Service Department of the COMPANY;

6.1.8. Bear the necessary investment for the hiring of licenses for the use of software, to be installed in the COMPANY's and CLARO's machines which allows the sending of SMS, in case the solution adopted by the CONTRACTING PARTY is different from the application provided by CLARO;

6.1.9 Repair within a maximum of 5 (five) days any defects that cause unavailability of service to the INTERESTED PARTIES, as from the notification sent by CLARO, by the INTERESTED PARTIES or by the COMPANY's monitoring systems, as well as to communicate to the INTERESTED PARTIES the impossibility of providing the service during the period of repair of the problem;

6.1.10 Inform the INTERESTED PARTIES of any failures or impediments that make the provision of service by CLARO unfeasible or cause its interruption for a period exceeding 2 (two) consecutive days.

6.1.11 Comply with and ensure that the INTERESTED PARTIES comply with all electoral legislation and guidelines of the Superior Electoral Court (TSE) (electoral legislation), in particular with regard to the deadlines and territorial scope for the broadcasting of the electoral campaign.

6.1.11.1 The COMPANY shall include in its agreements the following obligations:

(a) to observe all the rules referring to the advertising in electoral campaigns, foreseen in the electoral legislation, applicable to the INTERESTED PARTIES, candidates, political parties, other individuals or legal entities subject to the electoral legislation and related to the destination of the SMS content;

(b) identify those responsible for the content of the messages whenever requested by the Electoral Justice;

(c) not to broadcast false news (fake news) and establish that the agreement may be automatically terminated if content of this nature is identified when the falsity of the news is verified by fact-checking agencies that maintain cooperation with the Electoral Justice (see https://www.justicaeleitoral.jus.br/fato-ou-boato/#fakenews)

(d) establish mechanisms to immediately unsubscribe the RECEIVER from electoral messages.

6.2. The COMPANY is aware that CLARO will not be responsible for any fraud or piracy acts that may occur in the CLARO network through the air interface. In the same way, CLARO will not be responsible for the guarantee of confidentiality, as well as for the occurrence of interception of SMS when they are transmitting outside of the mobile telephone network of CLARO, as well as in the case that the RECEIVER is careless in guarding his mobile device.

6.3 The COMPANY is strictly forbidden:

6.3.1 To send SMS messages which imply any fee charging of the RECEIVERS, except in cases where the COMPANY requests a reply from the RECEIVERS and they send it to the COMPANY, in which case the RECEIVERS will normally be charged by CLARO, due to the sending of the SMS message to the COMPANY;

6.3.2 To send SMS to one or more INTERESTED PARTY(IES)and/or RECEIVERS without the formal authorization of the same, in the manner provided for in the regulations, whether or not characterized as SPAM or enabling SPAM;

6.3.3 To subcontract for the purpose of providing SMS connections and/or interconnections, such as, but not limited to, Personal Mobile Service Operators, SMS Integrators and similar;

6.3.4 To use this Agreement to provide services other than those expressly authorized, such as, but not limited to, sending ring tones and/or images, use of wap push technology for any and all services, news and/or information subscription services, media interactivity services with customers, directly or indirectly, such as chat systems, chats, polls, meeting places, information contests, etc.; and

6.3.5 Use this Agreement to conduct draw lots of any kind or cultural contests of any kind.

6.3.6 Create or transmit any SMS with messages whose contents (i) are false or lead to misinterpretations; (ii) invade the privacy of others or harm them in any way; (iii) promote, in any form, racism against minority groups, or any form of political or religious bigotry, discriminating against groups of people or ethnicities; (iv) are obscene; (v) violate the rights of third parties, including, but not limited to, intellectual property rights and/or the creation and sending of unsolicited messages (SPAM) or unfounded ("hoax"); and/or (vi) disseminate any kind of ideology of political, religious motivation, currents of thought and the like.

6.3.7 Send or allow the INTERESTED PARTIES to transmit SMS with advertising content, informative or that in any way allow the presentation of: (i) telephone companies that are competitors of CLARO, (ii) companies whose social activity is similar to that carried out by CLARO, including any advertisement or offer of products and/or services of these companies or, (iii) any content that induces the migration of the customer of CLARO to another competing operator.

6.4. Considering the specificities of the business model agreed and, further, the premise that the COMPANY will commercialize the L.A.s bands to the INTERESTED PARTIES, being able to execute specific agreements with them, the COMPANY will act as interlocutor between CLARO and the INTERESTED PARTIES, being responsible before CLARO for technical questions and/or complaints from the INTERESTED PARTIES and RECEIVERS.

6.5 In addition to other obligations defined in this Agreement, with regard to Telecommunication Service, CLARO shall have the following obligations:

6.5.1 Be solely and exclusively liable for the improper access or alteration of the files sent by the COMPANY, from the moment they enter its systems until the moment they are sent to the RECEIVERS;

6.5.2 Fulfill requests from the COMPANY for increase or reduction in the volume of messages, provided that the COMPANY requests shall be made, (a) with at least thirty (30) days in advance, (b) meeting the interval of an entire billing cycle to make the change in the system without generating a pro-rata billing of the current plan (c) and allow the variation between the SMS allowance ranges set forth in the service plan and/or contracted offer ("plan"); in the event of a change to a lower SMS allowance range than the contracted plan, the variation may only occur in up to two ranges for each change and (d) at least [***] months have elapsed since the last range change by the COMPANY in case of downgrade. Each change will be ratified by the execution of an amendment and delivery of the same with 15 (fifteen) business days in advance to CLARO.

6.5.2.1 The CONTRACTING PARTY may not request the downgrade of the contracted band before the "window" provided in clause 6.5.2.2 below.

6.5.2.2 Notwithstanding the provision contained in clause 6.5.2 above, the Parties agree that the change of the message allowance range may be requested by the COMPANY as of [***], upon 30 (thirty) days' notice.

6.5.3. CLARO will inform the COMPANY of the RECEIVER that has requested CLARO to no longer receive communication from the INTERESTED PARTIES, subject to the COMPANY’s obligation set forth in item 6.1.4 above.

6.6 The COMPANY hereby declares that it is aware that the SMS sent to the INTERESTED PARTIES and/or RECEIVERS will not be automatically erased from the display of the mobile device of the INTERESTED PARTIES and/or RECEIVERS.

6.7 The COMPANY shall be responsible for obtaining the "receiving authorization" from the RECEIVERS who will receive the SMS messages, ensuring that such authorization has in fact originated from the RECEIVERS, by means of a procedure of unequivocal acceptance. At the time of registration, the RECEIVERS should be informed of all the main information and specifications of the service, such as the preferred time for receiving the SMS, frequency of receipt (daily, weekly, monthly or alerts), number of cell phone and procedure for sending SMS. In this "receiving authorization", the receivers should be aware of the technical conditions necessary for the receipt and sending of SMS - coverage area, need for a connected terminal, the receivers' responsibility to keep the information once received on the cell phone and how to proceed in case of theft, robbery or loss of the cell phone.

6.7.1 At any time, CLARO may request from the COMPANY proof of receiving authorization from the RECEIVERS that receive, have received or will receive the SMS.

6.8 COMPANY hereby recognizes that CLARO is and will always be the only owner of the SHORT NUMBERS that may be used for sending and receiving SMS.

CLAUSE SEVEN - OBLIGATIONS OF THE PARTIES REGARDING BUSINESS INTELLIGENCE

7.1 In addition to other obligations set forth in this Agreement, with respect to Business Intelligence, CLARO shall have the following obligations:

7.1.1 Control the traffic of Large Account

7.1.2 Register and control Alphasender

7.1.3 Indicate a representative to act as the initial COMPANY contact for problem resolution.

7.2 In addition to other obligations set forth in this Agreement, with respect to the VAS Business Intelligence, the COMPANY shall have the following obligations:

7.2.1 Perform periodic maintenance on the platform on which the SHORT NUMBERS will be stored, as well as ensure the effectiveness of the technical application it will use in managing them, including establishing a VPN connection between the SERVICE PROVIDER’s application and its internal systems for A2P and P2A SMS traffic.

7.2.2 Provide access to the Internet and/or other telecommunication resources which are necessary for the performance of services which are the subject matter of this Agreement.

7.2.3 Keep the data of the Interested Parties that are made available for the acquisition of SHORT NUMBERS in the highest confidentiality and not provide them to third parties or use them for any other purpose; the COMPANY shall be liable for any damages arising from failure or omission in complying with this obligation, or in cases of failure or omission in disclosing to the INTERESTED PARTIES the procedures and steps that should be taken in handling their personal information, in order to prevent its misuse by third parties;

7.2.4 Forward to CLARO, through its own system, data containing the number of the cell phone of each one of the RECEIVERS, as well as the contents of the SMS sent, observing the obligations of confidentiality with respect to the confidential data of the INTERESTED PARTIES and RECEIVERS;

7.2.5. Be responsible for the disclosure of the characteristics of the service provided by CLARO to the INTERESTED PARTIES, through the means it deems appropriate, in compliance with the applicable law;

7.2.6 Indicate a representative to act as the initial COMPANY contact for problem resolution.

7.2.7 Correct, at its own expenses, the defects or errors resulting from the execution of the services provided by the COMPANY;

7.2.8 Be responsible for the quantity, exactness, validity and verification of the data inserted in the files transmitted to CLARO, being ascertained that doubts or complaints resulting from SMS transmitted by CLARO to the INTERESTED PARTIES and/or the RECEIVERS, when resulting from the COMPANY's actions, will be of sole and exclusive responsibility of the COMPANY;

7.2.9 Be responsible for any illicit use of the network by its employees and agents or service providers; and

7.2.10 Be responsible, at all times, solely and exclusively, for compliance with all labor, social security, tax and social security laws pertaining to the employment agreements with all professionals of its technical team, regardless of any proof of such compliance to CLARO. The COMPANY thus represents that is proceeding, regularly, with the collection of all the aforementioned taxes, and that there is no relationship of any nature, especially of labor nature, between the employees of the COMPANY and CLARO, and CLARO is exempt from any responsibility in this regard.

7.2.11 The COMPANY undertakes to comply with the guidelines of the applicable legislation regarding data protection and privacy, for the purposes of processing personal data in the scope of this Agreement and without prejudice to the conditions below:

a. CLARO is the exclusive owner of its “Database (comprising its customers, its employees or third parties)”, and the COMPANY represents that, in case of use of such database, in no event it will make use of such information for purposes not provided in this Agreement and will take any measures to (i) copy such database and/or (ii) take any measures that may represent the undue use of the information contained in CLARO's database;

b. The COMPANY also undertakes to:

(i) Adopt security mechanisms that guarantee the secrecy and privacy of personal data by the COMPANY, and shall implement appropriate technical and organizational measures to ensure that personal data will not be recorded, disclosed, processed, deleted, lost, damaged, altered, used or tampered with in an unauthorized, accidental or illegal manner, and to protect personal data in accordance with applicable law;

(ii) Refrain from entering into any partnerships based on the use of CLARO's database to provide validations or scores, or to commercialize products and services of any nature; Notify CLARO in writing within [***] hours of any undue processing of personal data or violation of the provisions of this Agreement, or if any notification, complaint, inquiry or request is made by a regulatory authority due to the processing of personal data related to this Agreement. Such notification shall contain at least:

- a description of the nature of the personal data affected;

- information about the people concerned;

- information about the technical and security measures used for data protection;

- the risks related to the incident

- the reasons for the delay, in case the communication was not immediate; and

- the measures that have been or will be adopted to reverse or mitigate the effects of the damage caused.

(iii) In the event that the COMPANY uses the Database belonging to Claro, the personal data processed by the COMPANY shall be eliminated, securely and permanently, except as provided by law or contractual provision between the COMPANY and the controller of the personal data processed, as soon as the purpose of the data processing has been exhausted or at time of the termination of this Agreement,

c. CLARO may, at any time, audit the COMPANY and its systems, in order to identify if there is an adequate processing of CLARO's Database. CLARO will initiate the audit work through notification sent five (5) days in advance, informing about the audit and its scope, and pointing out the systems and records that it intends to verify for the purposes of this clause.

7.3 COMPANY is strictly prohibited to:

7.3.1 Use this agreement to advertise any type of ideology of religious motivation, currents of thought and the like, or any other action prohibited by the applicable law, regulation or sectorial self-regulation codes, even if previously requested or authorized by the INTERESTED PARTIES;

CLAUSE EIGHT – BREACH OF CONTRACT

8.1 The proven violation of any clause of this Agreement, if not remedied within 5 days from the receipt of notification in this regard, will cause the Parties to apply a non-compensatory fine, in the amount equivalent to BRL [***], subject to monetary restatement by [***] index, from the date of the breach until the date of payment, without prejudice to the payment of losses and damages that such termination may cause.

8.1.1 In the event of a breach relating to the use of the services provided by CLARO for fraudulent purposes, a non-compensatory fine of BRL [***], subject to monetary restatement by the [***] index, may be imposed on the COMPANY, from the date of the infraction to the date of payment, without prejudice to the payment of losses and damages which such termination may cause.

8.1.2 The fine provided for in 8.1.1 may be increased to the amount corresponding to the last 3 (three) invoices paid by the COMPANY to CLARO, if it is found that the COMPANY acted with malice or failed to take the expected and/or necessary security measures to prevent the violation.

CLAUSE NINE - RESPONSIBILITY OF THE PARTIES

9.1 The COMPANY is responsible for indemnifying and compensating CLARO, third parties, especially the INTERESTED PARTIES and the RECEIVERS, from any kind of direct, indirect damages and loss of profits, resulting from failures, errors or frauds in the execution of the object of this Agreement caused by the COMPANY, or from any actions or omissions of the COMPANY that violate the provisions established by law and/or applicable regulation, including, but not limited to, fines and/or other penalties, administrative or of other nature, that may be applied, without prejudice to the supervision, follow up or approval of CLARO.

9.2 It is expressly agreed that in the event that CLARO is assessed, notified, summoned or convicted, as responsible or co-responsible, for any obligation attributable to the COMPANY or that, in the discretion of the competent authorities, may be imputed to CLARO, whether of tax, labor, social security, civil, electoral or criminal nature, even after termination of this Agreement, the COMPANY shall request the exclusion of CLARO from the pertinent lawsuits. In addition, CLARO may, without prejudice to other rights originating or resulting from this Agreement, withhold from payments due (i) the amount corresponding to the amount of the contingency or the amount of the loss imputed by the administrative or judicial authority, until the COMPANY satisfies the respective obligation, releasing CLARO from the assessment, notification, summons or conviction when decreed by the competent authority; and (ii) the amounts related to the payment of court costs and attorney's fees disbursed by CLARO. The provision above is also applicable in cases where there is any type of fraud in the operation of CLARO which is attributable to the COMPANY.

9.3 If any party causes damage to the other, by action or omission in the performance of its functions, or due to non-compliance with the conditions provided for in this Agreement, it will be obligated to pay the innocent party an indemnity corresponding to the damage and/or loss caused, as provided in article 927 of the Civil Code, complying with the provisions of item 9.3.1 below. The Parties are fully responsible for compensating the other for any damages or losses caused by actions or omissions of its employees, agents and/or subcontractors in the performance of the services hereby contracted or on the occasion thereof, under the Civil Code, being exclusively liable for their respective obligations, as well as for any and all losses, damages, costs or expenses it causes to third parties.

9.3.1 The Parties shall be liable for direct damages demonstrably caused, excluding any duty to indemnify indirect damages, lost profits or commercial failures.

CLAUSE TEN - TERM AND RENEWAL

10.1 This Agreement shall enter into force on the date of its signature, being certain that its effects are retroactive to April 04th, 2021, and shall remain in force for a period of thirty-six (36) months, automatically renewable for equal and successive periods, if there is no written manifestation from any of the Parties against its extension, in the ninety (90) days prior to the expiration of the term of validity or renewal.

CLAUSE ELEVEN – TERMINATION

11.1 In compliance with the provisions of clause 10.2 of Attachment II of this Agreement, after the term provided for in clause 10. 1 above, either Party may terminate this Agreement at any time in order to negotiate and agree upon new conditions for the provision of services under this Agreement, upon prior written notice to the other Party at least ninety (90) days in advance, without incurring, in this case, in any expenses, whether by way of compensation, fine or any other title. In this event, only the payment of the amount corresponding to the outstanding values shall be due, including the amounts related to the notice period.

11.1.1 Throughout the negotiations provided for in item 11.1, the Parties undertake to ensure the continuity of the services object of this Agreement until the establishment of the new conditions to be formalized in the appropriate contractual document.

11.2 Failure by either Party to comply with any of the conditions set forth in this Agreement shall entitle the other Party to terminate this Agreement for default, provided that the defaulting Party has been notified and does not remedy its default within 72 (seventy-two) hours, as of the receipt of the notification sent.

11.2.1 In cases of reocurrence of default events, either Party shall be entitled to terminate this Agreement immediately, without any additional judicial or extrajudicial notification being required.

11.3 Notwithstanding the above, either Party may terminate this Agreement immediately, regardless of notice, in the occurrence of one of the following cases:

a) Bankruptcy or request for judicial or extrajudicial recovery of any of the Parties;

b) Declared insolvency of any of the Parties or of any of its members;

c) Protest of titles or executions of values superior to the value of the capital stock of any of the Parties;

d) Cancellation of any license issued by an official body mandatory for the provision or continuity of the services contracted herein;

e) Lack of efficiency or poor service delivery by any of the Parties, causing a proven decrease in the quality established by the Parties, including, but not limited to, high incidence of technical problems and high level of complaints from INTERESTED PARTIES, without prejudice to eventual losses and damages;

f) Assignment or transfer of this instrument without the prior consent of CLARO; and

g) Impossibility of commercialization of the SHORT NUMBERS by the COMPANY, for any reason.

11.4 Any rights and obligations undertook under this Agreement which, by their nature, extend after the termination of this Agreement, will remain in force until fulfilled, as well as the clauses of this Agreement necessary for the understanding of these rights and obligations.

CLAUSE TWELVE - INTELLECTUAL PROPERTY RIGHTS

12.1 The Parties warrant to be the owner or authorized licensee of all rights over the methods and software used as a result of this Agreement, to observe all legal provisions and to keep, in any event, the innocent party exempt and free of any liability regarding the intellectual property rights used for the development of the subject matter of this Agreement, being each Party responsible for the care, protection and payment of the same rights for all owners of the rights mentioned herein. In this sense, the Parties also mutually guarantee that the provisions of this Agreement do not constitute an infringement of any legal provision or violation of copyright and related rights of third parties, in any country where such third parties are established, trademarks, trade secrets or other industrial property rights of third parties, and each Party shall keep the other Party aware and safe from any future challenge in relation to the provisions of this clause, so that the innocent Party liability is excluded, either jointly or severally, and the innocent Party may be excluded from any lawsuit claiming indemnification for breach of intellectual property rights. The provisions of the Brazilian Code of Civil Procedure shall apply to this Agreement.

CLAUSE THIRTEEN - USE OF TRADEMARKS

13.1 Nothing in this Agreement shall be understood or construed as a license to use any trademarks owned by the Parties. The use by one of the Parties of any trademarks of the other Party, as well as the respective form of use and disclosure, whether in advertising, promotional material, or any other means of communication, including through the Internet, regardless of the purpose, must be preceded by written authorization from the Party that owns the trademark.

CLAUSE FOURTEEN - CONFIDENTIALITY

14.1 Each Party shall maintain and warrant that it, its consultants, agents, employees and each of their successors and assigns shall keep confidential all documents, material, specifications, registration data, data and other information, whether technical or commercial, provided to it by the other Party or on its behalf, whether or not related to the Services or obtained by it during the term of this Agreement ("Confidential Information"), and will not publish or otherwise disclose or use it for any purpose other than to carry out its obligations under this Agreement or legal or regulatory obligations, for a period of five (5) years after the expiration or termination of this Agreement. Failure to comply with the terms of this clause shall subject the breaching Party to indemnification for losses and damages caused to the innocent party.

14.2 The Party receiving Confidential Information shall notify the transmitting Party as soon as it becomes aware of any request for such information by any relevant public authorities or through any legal proceedings, so that the transmitting Party shall be able to take the legal measures it deems appropriate.

CLAUSE FIFTEEN - NOTIFICATION BETWEEN THE PARTIES

15.1 All notices related to this Agreement shall be made in writing and sent to the other Party at the addresses specified below by registered mail with return receipt or personal delivery.

a) CLARO

Address: Rua Henri Dunant, 780 - Tower A - Santo Amaro - São Paulo - SP

b) COMPANY

Address: Avenida Paulista, no. 2.300, 18th floor, Bela Vista - São Paulo/SP

Attn: [***]

Phone: [XXXXX]

email: [XXXXX]

CLAUSE SIXTEEN – ANTI-CORRUPTION AND ANTI-BRIBERY

16.1. The COMPANY hereby represents that it is aware of the terms of the Brazilian anti-corruption and anti-bribery laws, including, but not limited to Law No. 12.846/2013, and that it:

(i) adopts all necessary measures, in accordance with good business practices, in an ethical manner and in compliance with applicable legal precepts, to prevent any fraudulent activity by itself (including its shareholders, directors, officers and employees) and/or any suppliers, agents, contractors, subcontractors and/or its employees with regard to the receipt of any resources from its suppliers and service providers, being ascertained that in the event it identifies any situation that may affect its relationship with CLARO, it will immediately inform CLARO and take all necessary measures;

(ii) declares that it has not made or promised to make, in connection with the operations provided in this Agreement, or any other commercial operations involving the COMPANY, any payment or transfer of values, directly or indirectly, (i) to any governmental authority or public official, (ii) to any political party, party authority or candidate for official position, (iii) to any officer, director, employee, or representative of any actual or potential client of the COMPANY, (iv) to any shareholder, director, officer, and employee of the COMPANY, or (v) to any other person or organization, if such payment or transfer would violate the laws of the country in which it is made;

(iii) represents that the COMPANY neither offers nor agrees to give to any employee, agent, officer, or representative any gratuity, commission, or other value in any form as an inducement or reward for doing, failing to do, or having done any act to promote business by fraudulent or illicit means, and entering into agreements with suppliers and service providers;

(iv) undertakes to implement continuous improvements of effective controls in the prevention and detection of non-compliance with the Anti-Corruption Rules and the requirements set forth herein;

(v) declares to be aware of the content of CLARO's Code of Ethics, available at the link https://claropar.com.br/wp-content/uploads/pdf/f72f346264dfe1115dea233a2a5662bd.pdf, for the direction of its activity, as well as of its partners and suppliers, in accordance with the best commercial practices, of controls and of processes, technical and operational requirements, as well as the forecasts of civil and criminal penalties.

CLAUSE SEVENTEEN - GENERAL PROVISIONS

17.1 This Agreement shall be binding upon each of the Parties and their respective successors and authorized assignees.

17.1.1 The Parties hereby agree that each Party may assign, in whole or in part, the rights and obligations arising from this Agreement, only to any other company that is its parent company, subsidiary or affiliate, as defined by the corporate law in force.

17.1.2 The total or partial assignment of rights and obligations under this Agreement to companies not contemplated in sub-item 17.1.1 shall depend on the prior and express authorization of the other Party.

17.2 All notices required under this Agreement shall be delivered personally, or sent by registered mail or, further, transmitted by facsimile (with a confirmation copy also sent by registered mail) to the Parties at the addresses specified in the qualification of the Parties, or other addresses that either Party may inform to the other in writing.

17.3 Forbearance by either Party in exercising any of its rights under this Agreement shall not be deemed as a waiver or novation, and shall not affect the subsequent exercise of such right. Any waiver by either Party shall be effective only if specifically granted in writing through its respective legal representatives.

17.4 This Agreement contains the entire agreement between the Parties with respect to its subject matter, cancelling any previous agreement or arrangement on the same subject matter, and may only be amended by a written instrument executed by both Parties.

17.5 In the event that any terms or provisions of this Agreement are declared void or unenforceable, such invalidity or unenforceability shall not affect the remainder of the Agreement, which shall remain in full force and effect as if such void or unenforceable provisions had never been incorporated into it.

17.6 This Agreement does not create any employment, partnership, association, representation, agency, consortium, joint venture or similar relationship between the Parties, each one bearing its respective obligations under the applicable law.

17.7 The taxes due as a direct or indirect result of this Agreement, or its execution, constitute a burden of responsibility of the taxpayer or responsible taxpayer as defined in the tax laws in force, unless if provided otherwise in this Agreement.

17.8 The Parties may not be held responsible for the non-performance of any obligation of this Agreement due to unforeseeable circumstances and force majeure, impeding judicial decisions or prohibitive laws or regulations. In such events, the non-fulfillment of the obligations undertaken herein shall not be considered a contractual default, not constituting, therefore, legal cause for the termination of this Agreement, as long as the impeding event is temporary, according to the provisions of the Civil Code.

17.9 The Parties execute this Agreement on a non-exclusive basis. CLARO is free to provide capacity to any third party directly, and the COMPANY may execute similar agreements with other mobile service providers.

17.10 The Parties, as well as their representatives executing this Agreement, declare that they are duly authorized to sign and execute this Agreement, in the form of their respective bylaws and/or articles of association.

17.11 The COMPANY represents and warrants that it has the know-how, the experience and technical skills necessary for the execution of this Agreement. The COMPANY also declares and guarantees that it is in good financial conditions, besides being properly organized and equipped for the execution of this Agreement.

17.12 The Parties agree to amend this Agreement to comply with ANATEL regulations or any other legislation related to the services provided by the COMPANY, which CLARO is obligated to comply with, and also in the event of any legislation that prohibits CLARO from executing this Agreement.

17.13 CLARO and the COMPANY will exchange information in order to adjust the procedures and operational routines indispensable for the implementation of this Agreement.

17.14 Any and all changes in the systematics or routine of the services subject matter of this Agreement shall be processed by mutual agreement between the Parties and shall be formalized by means of a written Amendment to this Agreement. The COMPANY shall commit, when necessary for the continuity of the execution of this Agreement, to inform all changes to interested third parties, as well as to the INTERESTED PARTIES.

17.15 Each party will bear the burden of its responsibility before third parties, without any solidarity among them.

CLAUSE EIGHTEEN - JURISDICTION

18.1 The Central Court of the Judicial District of São Paulo, State of São Paulo, is hereby elected as the sole competent court to settle any controversies arising from this Agreement, dismissing any other, however privileged.

In witnesses whereof, the Parties sign this instrument, in two (2) counterparts of equal content, together with two (2) witnesses.

São Paulo, August 10th, 2021.

ZENVIA MOBILE DIGITAL SERVICES S.A

Name: Lilian Lima

Position: CTO

ZENVIA MOBILE DIGITAL SERVICES S.A

Name: Tercio Hartmann Koing

Position: Financial Advisor

CLARO S.A

Name: Carlos Araujo Santos

Position: New Business Officer

CLARO S.A

Name: Rodrigo Marques de Oliveira

Position: VP

Witnesses:

Name: Gabriele Santos

ID Card: [XXXXX]

[Digital signature of Gabriel Gomes Portugal]

Name: Gabriel Gomes Portugal

ID Card: [XXXXX]